Schedule I

To the Custodian Agreement

By and between

CENTAUR MUTUAL FUNDS TRUST

And

U.S. Bank, N.A.

(formerly, MUFG Union Bank, N.A.)

March 17, 2022

DCM/INNOVA High Equity Income Innovation Fund

Lebenthal Ultra Short Tax-Free Income Fund

Copley Fund

This amended Schedule I supplements that certain Global Custody Agreement dated December 11, 2019

CENTAUR MUTUAL FUNDS TRUST	U.S. BANK, N.A.

Signature	Signature
Paul F. Leone	Name:
Secretary	Title

Date:	Date: